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                                                                    EXHIBIT 99.1

[COMPANY LOGO]

MONDAY OCTOBER 11, 1999, 7:30 AM EASTERN DAYLIGHT TIME

COMPANY PRESS RELEASE


CHROMAVISION MEDICAL SYSTEMS, INC.
ANNOUNCES COMPLETION OF $20 MILLION
PRIVATE PLACEMENT OF COMMON SHARES

SAN JUAN CAPISTRANO, CALIF.--(October 11, 1999)--ChromaVision Medical Systems, Inc. (Nasdaq: CVSN--news), developer of unique cellular imaging diagnostics and manufacturer of the Automated Cellular Imaging System (ACIS(TM)), Monday announced that it has closed the sale of an aggregate of 1,775,000 newly-issued shares of its common stock to selected institutional and other accredited investors.

The private placement was initially announced on Sept. 24, 1999 and was closed on Oct. 7, 1999. The purchase price per share was $11.25. The net proceeds to the company from the sale of the shares are approximately $18.6 million. The funds will be used to provide working capital to continue to develop and commercialize the ACIS products and for general corporate purposes.

Prudential Vector Healthcare Group, a division of Prudential Securities Incorporated, acted as the placement agent for the sale of the shares.

ABOUT CHROMAVISION MEDICAL SYSTEMS

ChromaVision Medical Systems manufactures and markets an advanced cellular imaging system designed to advance the detection, diagnosis and treatment of cellular disease.

The Automated Cellular Imaging System (ACIS(TM)) combines proprietary, color-based imaging technology with automated microscopy to bring unprecedented sensitivity, accuracy and reproducibility to cancer, infectious disease and genetic cell-based diagnostics.

ChromaVision currently markets its products to physicians and researchers in university medical centers and commercial laboratories throughout the world.

ChromaVision Medical Systems was formed by XL Vision Inc., and is a Safeguard Scientifics Inc. (NYSE:SFE) partnership company.

For more information on ChromaVision Medical Systems, Inc., visit the company's Web site at http://www.chromavision.com.

The statements contained herein regarding ChromaVision Medical Systems, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the company's actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, uncertainty of success in developing any new diagnostic test, failure to obtain FDA clearance or approval for particular applications and dependence on third parties for clinical testing. ACIS is a trademark of ChromaVision Medical Systems, Inc.

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